Exhibit 4(g)13
DESCRIPTION OF ENTERGY TEXAS, INC.’S SECURITIES
REGISTERED PURSUANT TO SECTION 12
OF THE SECURITIES EXCHANGE ACT OF 1934
References in this exhibit to “we,” “us,” or “our” are to Entergy Texas, Inc.
As of February 21, 2020, we have two series of securities outstanding that are registered under Section 12(b) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”):

•
our First Mortgage Bonds, 5.625% Series due June 1, 2064, issued in an aggregate principal amount of $135,000,000 with their terms established by Officer’s Certificate No. 7-B-5, dated as of May 13, 2014 (the “Officer’s Certificate”) pursuant to our Indenture, Deed of Trust and Security Agreement dated as of October 1, 2008, as it has been heretofore supplemented and may be amended or supplemented from time to time (the “mortgage”), between us and The Bank of New York Mellon, as trustee (the “trustee”), and traded on the New York Stock Exchange (the “NYSE”) under the ticker EZT (the “Bonds”); and

•	our 5.375% Series A Preferred Stock, Cumulative, No Par Value (Liquidation Value $25 Per Share), traded on the NYSE under the ticker ETI/PR (the “Series A Preferred Stock”).

Description of the Bonds
All first mortgage bonds issued or to be issued under the mortgage, including the Bonds, are referred to herein as “first mortgage bonds.” The full aggregate principal amount of the Bonds is currently outstanding.
The mortgage, including the Officer’s Certificate, contains the full legal texts of the matters described herein. Because this is a summary, it does not describe every aspect of the mortgage, the supplemental indenture thereto, the Officer’s Certificate or the outstanding first mortgage bonds, including the Bonds. The mortgage, the supplemental indenture thereto and the officer’s certificates that relate to the outstanding first mortgage bonds, including the Bonds, are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. You should read the mortgage for provisions that may be important to you. This summary is subject to and qualified in its entirety by reference to all the provisions of the mortgage, including the definitions of some of the terms used in the mortgage, and the particular terms of the Officer’s Certificate. The mortgage has been qualified under the Trust Indenture Act of 1939, and you should also refer to the Trust Indenture Act of 1939 for provisions that apply to the Bonds.
General
The mortgage permits us to issue first mortgage bonds from time to time in an unlimited aggregate amount subject to the limitations described under “Issuance of Additional First Mortgage Bonds.” All first mortgage bonds of any one series need not be issued at the same time, and a series may be reopened for issuances of additional first mortgage bonds of that series. This means that we may from time to time, without the consent of the existing holders of the first mortgage bonds of any series, including the Bonds, create and issue additional first mortgage bonds of a series having the same terms and conditions as the previously issued first mortgage bonds of that series in all respects, except for issue date, issue price and, if applicable, the initial interest payment on those additional first mortgage bonds. Additional first mortgage bonds issued in this manner will be consolidated with and will form a single series with, the previously issued first mortgage bonds of that series. For more information, see the discussion below under “Issuance of Additional First Mortgage Bonds.”
Redemption
We may redeem the Bonds prior to maturity, in whole or in part, at our option, on not less than 30 days’ nor more than 60 days’ notice at any time at a redemption price equal to 100% of the principal amount of the Bonds being redeemed plus any accrued and unpaid interest thereon to, but not including, the redemption date. Unless the Bonds are held in book-entry only form through the facilities of The Depository Trust Company (“DTC”), in which case DTC’s procedures for selection shall apply (see “Book-Entry Only Securities”), if less than all of the Bonds are to be redeemed, the trustee will select the Bonds to be redeemed. (Mortgage, Section 503.)
Unless we default in the payment of the redemption price and accrued interest, if any, in the case of an unconditional notice of redemption, the Bonds subject to such notice of redemption will cease to bear interest on the redemption date. (Mortgage, Section 505.) We will pay the redemption price and any accrued interest to the redemption date upon surrender of any Bond for redemption. (Mortgage, Section 505.) If only part of a Bond is redeemed, the trustee will deliver to the holder of the Bond a new Bond for the remaining portion without charge. (Mortgage, Section 506.)
We may make any redemption at our option conditional upon the receipt by the paying agent, on or prior to the date fixed for redemption, of money sufficient to pay the redemption price and accrued interest, if any. If the paying agent has not received the money by the date fixed for redemption, we will not be required to redeem the Bonds. (Mortgage, Section 504.)
Payment and Paying Agents
Interest on the Bonds accrues at the rate of 5.625% per year and started to accrue from the date that the Bonds were issued. Interest payments on the Bonds are made on March 1, June 1, September 1, and December 1 of each year. As long as the Bonds are registered in the name of DTC or its nominee, the record date for interest payable on any interest payment date shall be the close of business on the Business Day (defined as any day other than a Saturday or a Sunday or a day on which banking institutions in The City of New York are authorized or required by law or executive order to remain closed or a day on which the corporate trust office of the trustee is closed for business) immediately preceding such interest payment date. We have agreed to pay interest on any overdue principal and, if such payment is enforceable under applicable law, on any overdue installment of interest on the Bonds at a rate of 5.625% per year to holders of record at the close of business on the Business Day immediately preceding our payment of such interest.
Interest on the Bonds is computed on the basis of a 360-day year of twelve 30-day months. If any interest payment date or the maturity date of the Bonds falls on a day that is not a Business Day, the payment due on that interest payment date or the maturity date will be made on the next Business Day without any interest or other payment in respect of such delay.
As long as the Bonds are registered in the name of DTC or its nominee, we will pay principal and interest due on the Bonds to DTC. DTC will then make payment to its participants for disbursement to the beneficial owners of the Bonds as described under the heading “Book-Entry Only Securities.”

If the Bonds are not registered in the name of DTC, or its nominee, interest on each Bond payable on any interest payment date will be paid to the person in whose name that Bond is registered at the close of business on the regular record date for that interest payment date. However, interest payable at maturity will be paid to the person to whom the principal is paid. If there has been a default in the payment of interest on any Bond, the defaulted interest may be paid to the holder of that Bond as of the close of business on a date between 10 and 15 days before the date proposed by us for payment of the defaulted interest or in any other manner permitted by any securities exchange on which that Bond may be listed, if the trustee finds it workable. (Mortgage, Section 307.)
If the Bonds are not registered in the name of DTC, or its nominee, principal and interest on the Bonds at maturity will be payable upon presentation of the Bonds at the corporate trust office of The Bank of New York Mellon in The City of New York, as our paying agent. However, we may choose to make payment of interest by check mailed to the address of the persons entitled to payment as they may appear or have appeared in the security register for the Bonds. We may change the place of payment on the Bonds, appoint one or more additional paying agents (including us) and remove any paying agent, all at our discretion. (Mortgage, Section 702.)
Form, Registration and Transfer
The Bonds are fully-registered bonds without coupons, issued in denominations of $25 and integral multiples of $25 in excess thereof. The Bonds are represented by a global certificate without coupons registered in the name of a nominee of DTC.
Subject to restrictions related to the issuance of Bonds through DTC’s book-entry system, the transfer of Bonds may be registered, and Bonds may be exchanged for other Bonds of authorized denominations and with the same terms and principal amount, at the corporate trust office of the trustee in The City of New York. (Mortgage, Section 305.) We may, upon prompt written notice to the trustee and the holders of the Bonds, designate one or more additional places, or change the place or places previously designated, for registration of transfer and exchange of the Bonds. (Mortgage, Section 702.) No service charge will be made for any registration of transfer or exchange of the Bonds. However, we may require payment to cover any tax or other governmental charge that may be imposed in connection with a registration of transfer or exchange. We will not be required to execute or to provide for the registration of transfer or exchange of any Bond:

•	during the 15 days before an interest payment date;

•	during the 15 days before giving any notice of redemption; or

•	selected for redemption except the unredeemed portion of such Bond being redeemed in part.

(Mortgage, Section 305.)
Security
The Bonds, together with all other first mortgage bonds now or in the future outstanding under the mortgage, are and will be secured, equally and ratably, by the lien of the mortgage. The mortgage constitutes a first mortgage lien on all of our tangible electric utility property located in Texas, together with our franchises, permits and licenses that are transferable and necessary for the operation of such property and our recorded easements and rights of way, other than Excepted Property (as defined below) and subject to Permitted Liens (as discussed below). These properties are sometimes referred to as our “Mortgaged Property”, and the Mortgaged Property acquired by us after December 31, 2007, is sometimes referred to as “Property Additions.”

Permitted Liens
The lien of the mortgage is subject to Permitted Liens described in the mortgage. These Permitted Liens include, among others:

•	liens existing at October 1, 2008 (the “Execution Date of the Mortgage”), that have not been discharged;

•	as to property acquired by us after the Execution Date of the Mortgage, liens existing or placed on such property at the time we acquire such property and any Purchase Money Liens;

•
tax liens, assessments and other governmental charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•
mechanics’, workmen’s, repairmen’s, materialmen’s, warehousemen’s and carriers’ liens, other liens incident to construction, liens or privileges of any of our employees for salary or wages earned, but not yet payable, and other liens, including without limitation liens for worker’s compensation awards, arising in the ordinary course of business for charges or requirements which are not delinquent or which are being contested in good faith and by appropriate proceedings or of which at least ten business days’ notice has not been given to our general counsel or to such other person designated by us to receive such notices;

•	specified judgment liens and Prepaid Liens;

•	easements, leases, reservations or other rights of others (including governmental entities) in, and defects of title in, our property;

•
liens securing indebtedness or other obligations relating to real property we acquired for specified transmission , distribution or communication purposes or for the purpose of obtaining rights-of-way;

•	specified leases and leasehold, license, franchise and permit interests;

•	liens resulting from laws, rules, regulations, orders or rights of Governmental Authorities and specified liens required by law or governmental regulations;

•	liens to secure public obligations; rights of others to take minerals, timber, electric energy or capacity, gas, water, steam or other products produced by us or by others on our property;

•	rights and interests of persons other than us arising out of agreements relating to the common ownership or joint use of property, and liens on the interests of those Persons in the property;

•	restrictions on assignment and/or requirements of any assignee to qualify as a permitted assignee and/or public utility or public services corporation; and

•	liens which have been bonded for the full amount in dispute or for the payment of which other adequate security arrangements have been made.

(Mortgage, Granting Clauses and Section 101.)
The mortgage provides that the trustee will have a lien, prior to the lien on the Mortgaged Property securing the Bonds, for the payment of its reasonable compensation and expenses and for indemnity against specified liabilities. (Mortgage, Section 1007.) This lien would be a Permitted Lien under the mortgage.

Excepted Property
The lien of the mortgage does not cover, among other things, the following types of property:

•	all cash, deposit accounts, securities and all policies of insurance on the lives of our officers not paid or delivered to or deposited with or held by the trustee or required so to be;

•
all contracts, leases, operating agreements and other agreements of all kinds (other than our franchises, permits and licenses that are transferable and necessary for the operation of the Mortgaged Property), contract rights, bills, notes and other instruments, revenues, income and earnings, all accounts, accounts receivable, rights to payment, payment intangibles and unbilled revenues, rights created by statute or governmental action to bill and collect revenues or other amounts from customers or others, credits, claims, demands and judgments;

•
all governmental and other licenses, permits, franchises, consents and allowances (other than our franchises, permits and licenses that are transferable and necessary for the operation of Mortgaged Property);

•	all unrecorded easements and rights of way;

•	all intellectual property rights and other general intangibles;

•	all vehicles, movable equipment, aircraft and vessels and all parts, accessories and supplies used in connection with any of the foregoing;

•	all personal property of such character that the perfection of a security interest therein or other lien thereon is not governed by the Uniform Commercial Code in effect where we are organized;

•
all merchandise and appliances acquired for the purpose of resale in the ordinary course and conduct of our business, and all materials and supplies held for consumption in operation or held in advance of use thereof for fixed capital purposes;

•
all electric energy and capacity, gas, steam and other materials and products generated, manufactured, produced or purchased by us for sale, distribution or use in the ordinary course and conduct of our business;

•
all property which is the subject of a lease agreement designating us as lessee, and all our right, title and interest in and to the property and in, to and under the lease agreement, whether or not the lease agreement is intended as security, and the last day of the term of any lease or leasehold which may become subject to the lien of the mortgage;

•
all property which subsequent to the Execution Date of the mortgage has been released from the lien of the mortgage and any improvements, extensions and additions to such properties and renewals, replacements, substitutions of or for any parts thereof; and

•	all property located at Edison Plaza in Beaumont, Texas.

We sometimes refer to property of ours not covered by the lien of the mortgage as “Excepted Property.” (Mortgage, Granting Clauses.)
Funded Property
The Mortgaged Property that was owned by us on December 31, 2007, and on the Execution Date of the mortgage is considered Funded Property and is funded at its net book value on December 31, 2007. Property Additions will become Funded Property when used under the mortgage for the issuance of first mortgage bonds, the release or retirement of Funded Property, or the withdrawal of cash deposited with the trustee for the issuance of first mortgage bonds.

Issuance of Additional First Mortgage Bonds
Subject to the issuance restrictions described below, the aggregate principal amount of first mortgage bonds that may be authenticated and delivered under the mortgage is unlimited. (Mortgage, Section 301) First mortgage bonds of any series may be issued from time to time only on the basis of, and in an aggregate principal amount not exceeding, the sum of the following:

•
70% of the cost or fair value to us (whichever is less) of Property Additions which do not constitute Funded Property (generally, Property Additions which have been made the basis of the authentication and delivery of Bonds, the release of Mortgaged Property or the withdrawal of cash which have been substituted for retired Funded Property or which have been used for other specified purposes (Mortgage, Section 102)) after specified deductions and additions, primarily including adjustments to offset property retirements;

•	the aggregate principal amount of Retired Securities, as defined below; or

•	an amount of cash deposited with the trustee.

“Retired Securities” means:

•
any first mortgage bonds authenticated and delivered under the mortgage which (i) no longer remain outstanding, (ii) have not been made the basis of the authentication and delivery of first mortgage bonds, the release of Mortgaged Property or the withdrawal of cash, which have been substituted for retired Funded Property or which have been used for other specified purposes under any of the provisions of the mortgage; and (iii) have not been paid, redeemed, purchased or otherwise retired by the application thereto of Funded Cash; and

•
any Assumed Debt which (i) no longer remains outstanding because we have paid or caused to be deposited with the applicable trustee, paying agent or the holder of such Assumed Debt moneys sufficient to pay our obligations with respect to such Assumed Debt, (ii) has not been made the basis of the authentication and delivery of first mortgage bonds, the release of Mortgaged Property or the withdrawal of cash; and (iii) has not been paid, redeemed, purchased or otherwise retired by the application thereto of Funded Cash.

(Mortgage, Sections 101, 1601, 1602, 1603, 1604 and 1605.)
As of December 31, 2019, we had approximately $1,735 million principal amount of first mortgage bonds outstanding. As of December 31, 2019, we could have issued approximately $583 million principal amount of additional first mortgage bonds on the basis of Retired Securities, and we had approximately $726 million of unfunded property additions, entitling us to issue approximately $508 million principal amount of additional first mortgage bonds on the basis of Property Additions. The Bonds were issued on the basis of Property Additions.
Other than the security afforded by the lien of the mortgage and restrictions on the issuance of additional first mortgage bonds described above, there are no provisions of the mortgage that grant the holders of the first mortgage bonds protection in the event of a highly leveraged transaction involving us.
Release of Property
Unless an event of default under the mortgage has occurred and is continuing, we may obtain the release from the lien of the mortgage of any collateral for the first mortgage bonds that constitutes Funded Property, except for cash held by the trustee, upon delivery to the trustee of an amount in cash equal to the amount, if any, by which the lower of the cost or fair value of the property to be released exceeds the aggregate of:

•	an amount equal to the aggregate principal amount of any obligations secured by Purchase Money Liens upon the property to be released and delivered to the trustee;

•
an amount equal to the cost or fair value to us (whichever is less) of certified Property Additions not constituting Funded Property after specified deductions and additions, primarily including adjustments to offset property retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the release);

•
10/7ths of the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of Retired Securities or bond credits (with the entitlement being waived by operation of the release);

•
10/7ths of the aggregate principal amount of any outstanding first mortgage bonds delivered to the trustee (with the first mortgage bonds to be cancelled by the trustee) other than first mortgage bonds issued on the basis of deposited cash;

•
any amount in cash and/or an amount equal to the aggregate principal amount of any obligations secured by Purchase Money Liens delivered to a holder of a prior lien on Mortgaged Property in consideration for the release of such Mortgaged Property from such prior lien; and

•	any taxes and expenses incidental to any sale, exchange, dedication or other disposition of the property to be released.

(Mortgage, Section 1803.)
Unless an event of default under the mortgage has occurred and is continuing, we may obtain the release from the lien of the mortgage of any part of the Mortgaged Property or any interest therein, which does not constitute Funded Property or Funded Cash held by the trustee, without depositing any cash or property with the trustee as long as (a) the aggregate amount of cost or fair value to us (whichever is less) of all Property Additions which do not constitute Funded Property (excluding the property to be released) after specified deductions and additions, primarily including adjustments to offset property retirements, is not less than zero or (b) the cost or fair value (whichever is less) of property to be released does not exceed the aggregate amount of the cost or fair value to us (whichever is less) of Property Additions acquired, made or constructed within the 90-day period preceding the release. (Mortgage, Section 1804.)
The mortgage provides simplified procedures for the release of Mortgaged Property with a net book value of up to the greater of $10 million or 3% of outstanding first mortgage bonds during a calendar year and for the release of Mortgaged Property taken or sold in connection with the power of eminent domain, provides for dispositions of certain obsolete or unnecessary Mortgaged Property and for grants or surrender of certain easements, leases or rights of way without any release or consent by the trustee. (Mortgage Sections 1802, 1805 and 1807.)
If we retain any interest in any property released from the lien of the mortgage, the mortgage will not become a lien on the property or the interest in the property or any improvements, extensions or additions to, or any renewals, replacements or substitutions of or for, any part or parts of the property unless we subject such property to the lien of the mortgage. (Mortgage, Section 1810.)
The mortgage also provides that we may terminate, abandon, surrender, cancel, release, modify or dispose of any of our franchises, permits or licenses that are Mortgaged Property without any consent of the trustee or the holders of outstanding first mortgage bonds; provided that (i) such action is, in our opinion, necessary, desirable or advisable in the conduct of our business, and (ii) any of our franchises, permits or licenses that, in our opinion, cease to be necessary for the operation of Mortgaged Property shall cease to be Mortgaged Property without any release or consent, or report to, the trustee. (Mortgage, Section 1802.)
Withdrawal of Cash
Unless an event of default under the mortgage has occurred and is continuing, and subject to specified limitations, cash held by the trustee may, generally, (1) be withdrawn by us (a) to the extent of the cost or fair value to us (whichever is less) of Property Additions not constituting Funded Property, after specified deductions and additions, primarily including adjustments to offset retirements (except that these adjustments need not be made if the Property Additions were acquired, made or constructed within the 90-day period preceding the withdrawal) or (b) in an amount equal to the aggregate principal amount of first mortgage bonds that we would be entitled to issue on the basis of Retired Securities or bond credits (with the entitlement to the issuance being waived by operation of the withdrawal) or (c) in an amount equal to the aggregate principal amount of any outstanding first mortgage bonds delivered to the trustee (with the first mortgage bonds to be cancelled by the trustee), or (2) upon our request, be applied to (a) the purchase of first mortgage bonds or (b) the payment (or provision for payment) at stated maturity of any first mortgage bonds or the redemption (or provision for payment) of any first mortgage bonds which are redeemable. (Mortgage, Section 1806.)
Satisfaction and Discharge of Bonds
Subject to certain conditions, we will be discharged from our obligations on Bonds if we irrevocably deposit with the trustee or any paying agent, other than us, sufficient cash or government securities to pay the principal, interest and any other sums when due on the stated maturity date or a redemption date of such Bonds. (Mortgage, Section 801.)
Consolidation, Merger and Conveyance of Assets
Under the terms of the mortgage, we may not consolidate with or merge into any other entity or convey, transfer or lease as, or substantially as, an entirety to any entity the Mortgaged Property, unless:

•
the surviving or successor entity, or an entity that acquires by conveyance or transfer or that leases our Mortgaged Property as, or substantially as, an entirety, is organized and validly existing under the laws of any domestic jurisdiction, and it expressly assumes our obligations on all first mortgage bonds then outstanding and under the mortgage and confirms the lien of the mortgage on the Mortgaged Property (as constituted immediately prior to the time such transaction became effective) and subjecting to the lien of the mortgage all property thereafter acquired by the successor entity that constitutes an improvement, extension or addition to the Mortgaged Property (as so constituted) or a renewal, replacement or substitution of or for any part thereof, but only to the extent that such improvement, extension or addition is so affixed or attached to real property as to be regarded a part of such real property or is an improvement, extension or addition to personal property that is made to maintain, renew, repair or improve the function of such personal property and is physically installed in or affixed to such personal property;

•
in the case of a lease, such lease is made expressly subject to termination by us or by the trustee and by the purchaser of the property so leased at any sale thereof at any time during the continuance of an event of default under the mortgage;

•	we shall have delivered to the trustee an officer’s certificate and an opinion of counsel as provided in the mortgage; and

•
immediately after giving effect to such transaction (and treating any debt that becomes an obligation of the successor entity as a result of such transaction as having been incurred by the successor entity at the time of such transaction), no event of default under the mortgage, or event which, after notice or lapse of time or both, would become an event of default under the mortgage, shall have occurred and be continuing.

(Mortgage, Section 1201.) In the case of the conveyance or other transfer of the Mortgaged Property as, or substantially as, an entirety to another entity, upon the satisfaction of all the conditions described above, we would be released and discharged from all our obligations and covenants under the mortgage and on the first mortgage bonds then outstanding unless we elect to waive such release and discharge. (Mortgage, Section 1204.)
The mortgage does not prevent or restrict:

•
any conveyance or other transfer, or lease, of any part of the Mortgaged Property that does not constitute the entirety, or substantially the entirety, of the Mortgaged Property; or (Mortgage, Section 1205.)

•
any conveyance, transfer or lease of any of our properties where we retain Mortgaged Property with a fair value in excess of 143% of the aggregate principal amount of all outstanding first mortgage bonds, and any other outstanding debt secured by a Purchase Money Lien that ranks equally with, or senior to, the first mortgage bonds with respect to the Mortgaged Property. This fair value will be determined within 90 days of the conveyance, transfer or lease by an independent expert selected by us. (Mortgage, Section 1206.)

Although the successor entity may, in its sole discretion, subject to the lien of the mortgage property then owned or thereafter acquired by the successor entity, the lien of the mortgage generally will not cover the property of the successor entity other than the mortgaged property it acquires from us and improvements, extensions and additions to such property and renewals, replacements and substitutions thereof, within the meaning of the mortgage. (Mortgage, Section 1203)
The terms of the mortgage do not restrict mergers in which we are the surviving entity. (Mortgage, Section 1205.) A statutory merger of the sort permitted by Texas law in which our assets and liabilities may be allocated among one or more entities shall not be considered to be a merger, consolidation or conveyance of Mortgaged Property subject to the provisions of the mortgage described above unless all or substantially all of the Mortgaged Property is allocated to one or more other entities.
Events of Default
“Event of default,” when used in the mortgage with respect to first mortgage bonds, means any of the following:

•
failure to pay interest on any first mortgage bond for 30 days after it is due unless we have made a valid extension of the interest payment period with respect to such first mortgage bond as provided in the mortgage;

•	failure to pay the principal of or any premium on any first mortgage bond when due unless we have made a valid extension of the maturity of such first mortgage bond as provided in the mortgage;

•
failure to perform or breach of any other covenant or warranty in the mortgage that continues for 90 days after we receive written notice from the trustee, or we and the trustee receive written notice from the holders of at least 33% in aggregate principal amount of the outstanding first mortgage bonds, unless the trustee, or the trustee and the holders of a principal amount of first mortgage bonds not less than the principal amount of first mortgage bonds the holders of which gave such notice, as the case may be, agree in writing to an extension of such period prior to its expiration; provided, however, that the trustee, or the trustee and the holders of such principal amount of first mortgage bonds, as the case may be, shall be deemed to have agreed to an extension of such period if corrective action is initiated by us within such period and is being diligently pursued;

•	events of our bankruptcy, insolvency or reorganization as specified in the mortgage; or

•	any other event of default included in any supplemental indenture, board resolution or officer’s certificate establishing a series of first mortgage bonds.

(Mortgage, Sections 301, 901 and 1301.)
The trustee is required to give notice of any default under the mortgage known to the trustee in the manner and to the extent required to do so by the Trust Indenture Act of 1939, unless such default shall have been cured or waived. However, in the case of any default of the character specified in the third bullet in the preceding paragraph, no such notice to holders of the outstanding first mortgage bonds shall be given until at least 60 days after the occurrence thereof. (Mortgage, Section 1002.)
Remedies
Acceleration of Maturity
If an event of default under the mortgage occurs and is continuing, then the trustee, by written notice to us, or the holders of at least 33% in aggregate principal amount of the outstanding first mortgage bonds, by written notice to the trustee and us, may declare the principal amount of all of the first mortgage bonds to be due and payable immediately, and upon our receipt of such notice, such principal amount, together with premium, if any, and accrued and unpaid interest will become immediately due and payable. (Mortgage, Section 902.)
There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.
Rescission of Acceleration
At any time after such a declaration of acceleration has been made but before any sale of the Mortgaged Property and before a judgment or decree for payment of the money due has been obtained by the trustee, the event of default under the mortgage giving rise to such declaration of acceleration will be considered cured, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

(1)	all overdue interest on all outstanding first mortgage bonds;

(2)	the principal of and premium, if any, on the outstanding first mortgage bonds that have become due otherwise than by such declaration of acceleration and overdue interest thereon;

(3)	interest on overdue interest, if any, to the extent lawful; and

(4)	all amounts due to the trustee under the mortgage; and

•	any other event of default under the mortgage with respect to the first mortgage bonds has been cured or waived as provided in the mortgage.

(Mortgage, Section 902.)
Trustee Powers
Subject to the mortgage, under specified circumstances and to the extent permitted by law, if an event of default under the mortgage occurs and is continuing, the trustee is entitled to the appointment of a receiver for the Mortgaged Property and is entitled to all other remedies available to mortgagees and secured parties under the Uniform Commercial Code or any other applicable law. (Mortgage, Section 916.)
Control by Holders
Other than its duties in the case of an event of default under the mortgage, the trustee is not obligated to exercise any of its rights or powers under the mortgage at the request, order or direction of any of the holders, unless the holders offer the trustee an indemnity satisfactory to it. (Mortgage, Section 1003.) If they provide this indemnity, the holders of a majority in principal amount of the outstanding first mortgage bonds will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, or exercising any trust or power conferred on the trustee. The trustee is not obligated to comply with directions that conflict with law or other provisions of the mortgage or that could involve the trustee in personal liability in circumstances where indemnity would not, in the trustee’s sole discretion, be adequate. (Mortgage, Section 912.)
Limitation on Holders’ Right to Institute Proceedings
No holder of first mortgage bonds will have any right to institute any proceeding or remedy under or with respect to the mortgage or the first mortgage bonds, unless:

•	the holder has previously given to the trustee written notice of a continuing event of default under the mortgage;

•
the holders of a majority in aggregate principal amount of the outstanding first mortgage bonds of all series have made a written request to the trustee and have offered indemnity satisfactory to the trustee to institute proceedings; and

•
the trustee has failed to institute any proceeding for 60 days after notice and has not received during that period any direction from the holders of a majority in aggregate principal amount of the outstanding first mortgage bonds inconsistent with the written request of holders referred to above;

provided that no holder or holders of first mortgage bonds shall have any right in any manner to affect or prejudice the rights of other holders of outstanding first mortgage bonds or to obtain priority over such other holders. (Mortgage, Section 907.) However, these limitations do not apply to the absolute and unconditional right of a holder of a first mortgage bond to institute suit for payment of the principal, premium, if any, or interest on the first mortgage bond on or after the applicable due date. (Mortgage, Section 908.)
Evidence to be Furnished to the Trustee
Compliance with the mortgage provisions is evidenced by written statements of our officers or persons we select or pay. In certain cases, opinions of counsel and certifications of an engineer, accountant, appraiser or other expert (who in some cases must be independent) must be furnished. We must give the trustee an annual certificate as to whether or not we have fulfilled our obligations under the mortgage throughout the preceding year.
Modification and Waiver
Without the consent of any holder of first mortgage bonds, we and the trustee may enter into one or more supplemental indentures for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the mortgage and in the first mortgage bonds;

•	to add one or more covenants or other provisions for the benefit of the holders of all or any series or tranche of first mortgage bonds, or to surrender any right or power conferred upon us;

•	to add additional events of default under the mortgage for all or any series of first mortgage bonds;

•
to change, eliminate or add any provision to the mortgage; provided, however, if the change, elimination or addition will adversely affect the interests of the holders of first mortgage bonds of any series in any material respect, the change, elimination or addition will become effective only:

(1)	when the consent of the holders of first mortgage bonds of such series has been obtained in accordance with the mortgage; or

(2)	when no first mortgage bonds of the affected series remain outstanding under the mortgage;

•	to provide additional security for any first mortgage bonds;

•	to establish the form or terms of first mortgage bonds of any other series as permitted by the mortgage;

•	to provide for the authentication and delivery of bearer securities with or without coupons;

•	to evidence and provide for the acceptance of appointment by a separate or successor trustee or co-trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the first mortgage bonds of all or any series;

•
to change any place where principal, premium, if any, and interest shall be payable, first mortgage bonds may be surrendered for registration of transfer or exchange, and notices and demands to us may be served;

•
to amend and restate the mortgage as originally executed and as amended from time to time, with additions, deletions and other changes that do not adversely affect the interests of the holders of first mortgage bonds of any series in any material respect; or

•
to cure any ambiguity or inconsistency or to make any other changes or additions to the provisions of the mortgage if such changes or additions will not adversely affect the interests of first mortgage bonds of any series in any material respect.

(Mortgage, Section 1301.)
The holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, may waive compliance by us with some restrictive provisions of the mortgage. (Mortgage, Section 706.) The holders of a majority in principal amount of then outstanding first mortgage bonds may waive any past default under the mortgage, except a default in the payment of principal, premium, if any, or interest and certain covenants and provisions of the mortgage that cannot be modified or amended without the consent of the holder of each outstanding first mortgage bond of any affected series. (Mortgage, Section 913.)
Except as provided below, the consent of the holders of a majority in aggregate principal amount of then outstanding first mortgage bonds, considered as one class, is required for all other amendments or modifications to the mortgage. However, if less than all of the series of first mortgage bonds outstanding are directly affected by a proposed amendment or modification, then the consent of the holders of only a majority in aggregate principal amount of the outstanding first mortgage bonds of all series that are directly affected, considered as one class, will be required. Notwithstanding the foregoing, no amendment or modification may be made without the consent of the holder of each directly affected mortgage bond then outstanding to:

•
change the stated maturity of the principal of, or any installment of principal of or interest on, any mortgage bond, or reduce the principal amount of any first mortgage bond or its rate of interest or change the method of calculating that interest rate or reduce any premium payable upon redemption, or change the currency in which payments are made, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any first mortgage bond;

•
create any lien ranking prior to or on a parity with the lien of the mortgage with respect to the Mortgaged Property, terminate the lien of the mortgage on the Mortgaged Property or deprive any holder of a first mortgage bond of the benefits of the security of the lien of the mortgage;

•
reduce the percentage in principal amount of the outstanding first mortgage bonds of any series the consent of the holders of which is required for any amendment or modification or any waiver of compliance with a provision of the mortgage or of any default thereunder and its consequences, or reduce the requirements for a quorum or voting; or

•	modify certain provisions of the mortgage relating to supplemental indentures, waivers of some covenants and waivers of past defaults with respect to the first mortgage bonds of any series.

A supplemental indenture that changes the mortgage solely for the benefit of one or more particular series of first mortgage bonds, or modifies the rights of the holders of first mortgage bonds of one or more series, will not affect the rights under the mortgage of the holders of the first mortgage bonds of any other series. (Mortgage, Section 1302.)
The mortgage provides that first mortgage bonds owned by us or anyone else required to make payment on the first mortgage bonds shall be disregarded and considered not to be outstanding in determining whether the required holders have given a request or consent. (Mortgage, Section 101.)
We may fix in advance a record date to determine the holders entitled to give any request, demand, authorization, direction, notice, consent, waiver or similar act of the holders, but we have no obligation to do so. If we fix a record date, that request, demand, authorization, direction, notice, consent, waiver or other act of the holders may be given before or after that record date, but only the holders of record at the close of business on that record date will be considered holders for the purposes of determining whether holders of the required percentage of the outstanding first mortgage bonds have authorized or agreed or consented to the request, demand, authorization, direction, notice, consent, waiver or other act of the holders. For that purpose, the outstanding first mortgage bonds will be computed as of the record date.
Any request, demand, authorization, direction, notice, consent, election, waiver or other act of a holder of any mortgage bond will bind every future holder of that first mortgage bond and the holder of every first mortgage bond issued upon the registration of transfer of or in exchange for that first mortgage bond. A transferee will also be bound by acts of the trustee or us in reliance thereon, whether or not notation of that action is made upon the first mortgage bond. (Mortgage, Section 106.)
Resignation of a Trustee
The trustee may resign at any time by giving written notice to us or may be removed at any time by an act of the holders of a majority in principal amount of first mortgage bonds then outstanding delivered to the trustee and us. No resignation or removal of the trustee and no appointment of a successor trustee will be effective until the acceptance of appointment by a successor trustee. So long as no event of default or event that, after notice or lapse of time, or both, would become an event of default has occurred and is continuing and except with respect to a trustee appointed by act of the holders, if we have delivered to the trustee a board resolution appointing a successor trustee and the successor has accepted the appointment in accordance with the terms of the mortgage, the trustee will be deemed to have resigned and the successor will be deemed to have been appointed as trustee in accordance with the mortgage.
(Mortgage, Section 1010.)
Notices
Notices to holders of Bonds will be given by mail to the addresses of such holders as they may appear in the security register for the Bonds. (Mortgage, Section 108.)
Title
We, the trustee, and any of our or the trustee’s agents, may treat the person in whose name Bonds are registered as the absolute owner thereof, whether or not the Bonds may be overdue, for the purpose of making payments and for all other purposes irrespective of notice to the contrary. (Mortgage, Section 308.)
Governing Law
The mortgage and the Bonds are governed by, and construed in accordance with, the laws of the State of New York except where otherwise required by law, including with respect to the creation, perfection, priority or enforcement of the lien of the mortgage. (Mortgage, Section 114.)
Information about the Trustee
The trustee is The Bank of New York Mellon. In addition to acting as trustee, The Bank of New York Mellon also acts, and may act, as trustee under various other of our and our affiliates’ indentures, trusts and guarantees. We and our affiliates maintain deposit accounts and credit and liquidity facilities and conduct other banking transactions with the trustee and its affiliates in the ordinary course of our respective businesses.
Book-Entry Only Securities
The Bonds trade through DTC. The Bonds are represented by a global certificate and registered in the name of Cede & Co., DTC’s nominee. The global certificate was deposited with the trustee as custodian for DTC. Ownership of beneficial interests in the global certificate is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Exchange Act. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.
Purchases of the Bonds within the DTC system must be made through participants, who will receive a credit for the Bonds on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners do not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Bonds. Transfers of ownership in the Bonds are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Bonds, except if use of the book-entry system for the Bonds is discontinued.
To facilitate subsequent transfers, all Bonds deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Bonds with DTC and their registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Bonds. DTC’s records reflect only the identity of the participants to whose accounts such Bonds are credited. These participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, are governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Bonds may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Bonds, such as redemptions, tenders, defaults and proposed amendments to the mortgage. Beneficial owners of the Bonds may wish to ascertain that the nominee holding the Bonds has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Bonds. If less than all of the Bonds are being redeemed, DTC’s practice is to determine by lot the amount of Bonds held by each participant to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to Bonds, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Bonds are credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Bonds.
Payments of redemption proceeds, principal of, and interest on the Bonds are and will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are and will be governed by standing instructions and customary practices. Payments are the responsibility of participants and not of DTC, the trustee, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds, principal and interest to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.

Other than in the circumstances described herein, a beneficial owner will not be entitled to receive physical delivery of the Bonds. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Bonds.
DTC may discontinue providing its services as securities depositary with respect to the Bonds at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the Bonds will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to some or all of the Bonds. In that event or if an event of default with respect to the Bonds has occurred and is continuing, certificates for the Bonds will be printed and delivered. If certificates for the Bonds are printed and delivered,

•	those Bonds will be issued in fully registered form without coupons;

•
a holder of certificated Bonds would be able to exchange those Bonds, without charge, for an equal aggregate principal amount of Bonds, having the same issue date and with identical terms and provisions; and

•	a holder of certificated Bonds would be able to transfer those Bonds without cost to another holder, other than for applicable stamp taxes or other governmental charges.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.
Description of the Series A Preferred Stock
The following description of the Series A Preferred Stock does not purport to be complete. Reference is made to the Texas Business Organizations Code (“TXBOC”), our Amended and Restated Certificate of Formation, as amended by the Statement of Resolution Establishing the Series A Preferred Stock (“Resolution”) adopted by our Board of Directors (as so amended, the “Charter”), and our Amended and Restated Bylaws (the “Bylaws”). Each of the Charter and the Bylaws are filed as exhibits to the Annual Report on Form 10-K to which this is filed as an exhibit. The following statements are qualified in their entirety by such references.
General
Our Board of Directors is authorized under the Charter to provide for the issuance from time to time of Preferred Stock, with no par value (“Preferred Stock”), in one or more series, and, as to each series, to fix and determine the designations, preferences, limitations, and relative rights, including voting rights, applicable to shares of such series.
Under the Charter, we are authorized to issue 200,000,000 shares of common stock, with no par value (“Common Stock”) and 20,000,000 shares of Preferred Stock.
The Series A Preferred Stock is not subject to further capital calls or to assessment by us and has no exchange or conversion rights.
Dividends

The holders of the Series A Preferred Stock are entitled to receive, when, as and if, declared by our Board of Directors out of funds legally available, cash dividends at a rate per year equal to 5.375% and are not entitled to receive any other dividends.
Preferred dividends began accumulating on each share of Series A Preferred Stock from the date of issuance of that share. The preferred dividends accumulate from day to day, whether or not earned or declared by the Board of Directors, and are cumulative. The preferred dividends, if and when declared payable by the Board of Directors out of our legally available funds, will be payable in lawful money of the United States of America, quarterly on January 15, April 15, July 15 and October 15 of each year (each, a “Dividend Payment Date”). To the extent that any preferred dividend is not paid on any Dividend Payment Date, that preferred dividend will accumulate until such preferred dividend is paid in full. The preferred dividends payable on each share of Series A Preferred Stock shall be computed on the basis of a 360-day year consisting of twelve 30-day months, and with respect to any period less than a full dividend period, on the basis of the actual number of days elapsed during such period.
No dividend or distribution in cash or other property (other than shares of Junior Stock (as defined herein)) will be declared, paid, or set apart for payment on or with respect to the Junior Stock unless all preferred dividends on the Series A Preferred Stock accumulated through the date of any distribution have been declared, paid, or set apart before or at the time of the declaration, distribution, or setting apart with respect to the Junior Stock. “Junior Stock” means the Common Stock and any series of Preferred Stock that ranks junior to the Series A Preferred Stock as to dividends or liquidation, dissolution or winding up (whether voluntary or involuntary).
At any time that dividend payments due on one or more Dividend Payment Date on any shares of the Series A Preferred Stock are accumulated and unpaid, and thereafter until all accumulated and unpaid dividends on any such Series A Preferred Stock shall have been paid (without interest), we shall not redeem, repurchase or otherwise acquire, retire or make a liquidation payment with respect to any of our stock other than redemptions, repurchases, acquisitions, retirements or liquidation payments with respect to the Series A Preferred Stock and other series of Preferred Stock with similar redemption or repurchase provisions that rank senior to the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary).
When dividends are not paid in full on any shares of outstanding Preferred Stock that rank equal with the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary) for a dividend period, all dividends declared with respect to shares of Series A Preferred Stock and all outstanding shares of such equal ranking Preferred Stock for such dividend period shall be declared pro rata so that the respective amounts of such dividends declared bear the same ratio to each other as all accumulated but unpaid dividends per share on the shares of Series A Preferred Stock and all shares of such outstanding equal ranking Preferred Stock for such dividend period bear to each other. Therefore, if we are not paying full dividends on any outstanding shares of such equal ranking Preferred Stock, we will not be able to pay full dividends on the Series A Preferred Stock. Similarly, if we issue any series of Preferred Stock that ranks senior to the Series A Preferred Stock as to dividends and liquidation, dissolution or winding up (whether voluntary or involuntary), we expect that if we do not pay any amount of stated dividends thereon, we will not be able to pay any dividends on the Series A Preferred Stock.
Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any other shares of Junior Stock (as defined below) from time to time outstanding out of any funds legally available for such payment or as otherwise permitted by applicable law, and the Series A Preferred Stock shall not be entitled to participate in any such dividend.

Ranking
The Series A Preferred Stock will rank senior to the Common Stock as to dividends, redemption, and amounts payable on our liquidation, dissolution or winding up.
Except with respect to Preferred Stock issued in the future in accordance with the provisions described under “Voting Rights-Restrictions on Issuance of Senior Equity Securities,” the rights of the Series A Preferred Stock to dividends, redemption, and amounts payable on our liquidation, dissolution or winding up shall rank equal or senior to each other series of Preferred Stock which we may issue in the future.
Redemption
Optional Redemption
We may redeem shares of Series A Preferred Stock as follows:

•
in whole but not in part, at any time and from time to time prior to October 15, 2024, within 120 days after the conclusion of any review or appeal process instituted by us following the occurrence of a Ratings Event (as defined herein), and the redemption price shall be equal to $25.50 per share, plus the amount of accumulated and unpaid preferred dividends on such shares up to and including the date on which the redemption price on such shares has been paid in full; and/or

•
in whole or in part, at any time and from time to time on or after October 15, 2024, and the redemption price shall be equal to $25.00 per share, plus the amount of accumulated and unpaid preferred dividends on such shares being redeemed up to and including the date on which the redemption price on such shares being redeemed has been paid in full.

Partial payments on any share will be applied first to preferred dividends and then to the redemption price.
“Ratings Event” means that any nationally recognized statistical rating organization as defined in Section 3(a)(62) of the Securities Exchange Act of 1934, as amended, or in any successor provision thereto, that then publishes a rating for us (a “rating agency”) amends, clarifies or changes the criteria it uses to assign equity credit to the Series A Preferred Stock, which amendment, clarification or change results in:

•
the shortening of the length of time the Series A Preferred Stock is assigned a particular level of equity credit by that rating agency as compared to the length of time the Series A Preferred Stock would have been assigned that level of equity credit by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock; or

•
the lowering of the equity credit (including up to a lesser amount) assigned to the Series A Preferred Stock by that rating agency as compared to the equity credit assigned thereto by that rating agency or its predecessor on the initial issuance of the Series A Preferred Stock.

Redemption Notice
At least 30 days and not more than 60 days before a redemption date, we will mail or cause to be mailed written notice, postage prepaid, to each holder of record of shares of Series A Preferred Stock to be redeemed at the holder’s mailing address last shown on our share transfer records for the Series A Preferred Stock. The redemption notice will state:

•	the total number of shares of Series A Preferred Stock that we will redeem on the redemption date;

•	the number of shares of Series A Preferred Stock held by the holder that we will redeem on the redemption date;

•	the redemption date and the redemption price;

•	any conditions to such redemption; and

•	the time, place, and manner in which the holder is to surrender to the registrar the certificate or certificates representing shares of Series A Preferred Stock to be redeemed.

Conditions to Redemption
If the redemption notice shall specify conditions to redemption of shares of Series A Preferred Stock and such conditions shall not have been satisfied on or prior to the redemption date, the redemption notice shall be of no force and effect and such Series A Preferred Stock shall not be subject to redemption on such redemption date.
Partial Redemption
In case of any redemption of only part of the shares of Series A Preferred Stock at the time outstanding, the shares of Series A Preferred Stock to be redeemed shall be selected either pro rata or by lot. Subject to the provisions of the Resolution, we shall have full power and authority to prescribe the terms and conditions upon which shares of Series A Preferred Stock shall be redeemed from time to time. If fewer than all the shares of Series A Preferred Stock represented by any certificate are redeemed, a new certificate shall be issued representing the unredeemed shares of Series A Preferred Stock without charge to the holder thereof.
Termination of Rights
If the redemption notice is duly given and if, on or before the redemption date, the redemption price is either paid or made available for payment on or for the shares of the Series A Preferred Stock called for redemption, then all rights with respect to such shares will terminate immediately after the redemption date, except the right of the holders of such shares to receive the redemption price (without interest) on surrender of their certificates. This termination of rights will not be affected by any failure to surrender on or before the redemption date, any of the certificates representing the shares of Series A Preferred Stock called for redemption. Notwithstanding the foregoing, in the event the redemption notice is duly given and a deposit of an amount sufficient for redemption is made with a bank or trust company in accordance with the TXBOC, rights with respect to such shares (other than the right to receive payment of the redemption price without interest thereon from the bank or trust company) shall terminate on the date of such deposit.
Liquidation Rights
In the event of our liquidation, dissolution, or winding up, whether voluntary or involuntary, the holders of the shares of Series A Preferred Stock then outstanding will be entitled to be paid out of our assets available for distribution to our stockholders, whether such assets are capital, surplus, or earnings, before any payment or declaration and setting apart for payment of any amount is made in respect of the Junior Stock.
The holders of shares of Series A Preferred Stock will be paid an amount per share (the “Liquidation Value”) equal to the sum of $25.00 (subject to appropriate adjustment to maintain the same aggregate accumulated dividend on, and liquidation value of, the Series A Preferred Stock following any stock dividend, stock split, combination, or other similar recapitalization affecting the shares of Series A Preferred Stock) plus an amount equal to all accumulated and unpaid preferred dividends payable up to and including the date full payment is tendered to the holders of shares of Series A Preferred Stock with respect to the liquidation, dissolution, or winding up, and no more.
If, upon our liquidation, dissolution, or winding up, whether voluntary or involuntary, the assets distributed to the holders of shares of Series A Preferred Stock and the holders of outstanding shares of other series of Preferred Stock ranking equal to the Series A Preferred Stock as to liquidation, dissolution, or winding up are insufficient to permit payment of the full Liquidation Value thereof and the full liquidation value of the outstanding shares of such other series of Preferred Stock, all of our assets will be distributed ratably to each holder of outstanding shares of Series A Preferred Stock and each holder of outstanding shares of other series of Preferred Stock ranking equal to the Series A Preferred Stock as to liquidation, dissolution, or winding upon the basis of the Liquidation Value of the shares of Series A Preferred Stock held by each such holder and the liquidation value of the shares of such other series of Preferred Stock.
Voting Rights
Series A Preferred Stock and Common Stock Voting Together
Each holder of Series A Preferred Stock will be entitled to vote on all matters as to which holders of the Common Stock shall be entitled to vote, in the same manner and with the same effect as such holders of the Common Stock, voting together with the holders of the Common Stock and any other series of Preferred Stock whose voting rights so provide as one class. Those shares of Preferred Stock entitled to vote with the Common Stock, including the Series A Preferred Stock, are referred to as “Voting Preferred Stock.” Regardless of the number of issued and outstanding shares of Preferred Stock and Common Stock, so long as any Voting Preferred Stock is outstanding, issued and outstanding Voting Preferred Stock shall possess at all times, in the aggregate, 21% of the total votes of the issued and outstanding Common Stock and Voting Preferred Stock combined, and the issued and outstanding Common Stock shall possess at all times 79% of the total votes of the issued and outstanding Common Stock and Voting Preferred Stock combined. The total number of votes allocated to the Voting Preferred Stock shall be allocated among the issued and outstanding shares of Voting Preferred Stock on a pro rata basis in the same manner as if the holders of issued and outstanding Voting Preferred Stock were all voting as a class as described below. So long as any Voting Preferred Stock is outstanding, the total votes allocated to the holders of Common Stock shall fluctuate from time to time depending on the number of shares of Common Stock and Voting Preferred Stock issued and outstanding and shall be calculated to be equal to that number of votes which would be 79% of the total number of votes of Common Stock and Voting Preferred Stock combined and shall be allocated among the shares of Common Stock on a pro rata basis. If no Voting Preferred Stock is outstanding, each holder of Common Stock will be entitled to one vote for each share of Common Stock held by such holder.
Series A Preferred Stock Voting as a Class
For any vote of the holders of the Series A Preferred Stock on a matter in which they are entitled to vote, considered as a single class, each holder will be entitled to one vote for each share of Series A Preferred Stock held by such holder.
Preferred Stock Voting as a Class

For any vote of the holders of all series of Preferred Stock entitled to vote on a matter considered as a single class, each holder of such Preferred Stock will have a number of votes equal to the number of dollars equaling the aggregate liquidation value of the Preferred Stock held by such holder. If a series of Preferred Stock shall provide for different liquidation values in the cases of voluntary liquidation and involuntary liquidation, for purpose of the voting provisions, liquidation value shall mean the involuntary liquidation value for Preferred Stock of such series.
Election of Additional Directors
In addition to the voting powers expressly conferred upon the Series A Preferred Stock as described herein and in addition to voting rights granted to the holders of Series A Preferred Stock in statutory proceedings as to which their vote may be mandatorily required by the then-existing laws of the State of Texas and which is not permitted to be modified and so modified under the Resolution, in case at any time we shall fail to declare and pay or set aside for payment in full dividend payments due on the Series A Preferred Stock on six Dividend Payment Dates whether or not consecutive and thereafter until all dividends accumulated and payable on the Series A Preferred Stock shall have been fully paid without interest, then in each case, such holders of the Series A Preferred Stock and all other series of Preferred Stock hereafter established with provisions corresponding to those described herein for the election of additional directors shall thereupon have and continue to have, the right, voting together as a class for such purpose by vote of a majority of the votes entitled to be cast thereon by such holders of Preferred Stock, to elect two additional directors to our Board of Directors (the “Additional Directors”), such that the number of directors then constituting the Board of Directors shall automatically be increased by two; and, during the continuance of such right of the holders of series of Preferred Stock to elect the Additional Directors, the remaining directors shall continue to be elected as provided under the Charter, the Bylaws and the laws of the State of Texas.
Upon the termination at any time of such right of the holders of Preferred Stock entitled to vote thereon to elect Additional Directors, the term of office of the Additional Directors shall end.
Restriction on Issuance of Senior Equity Securities
So long as any shares of the Series A Preferred Stock are outstanding, we shall not create, authorize or issue any new stock that, after issuance, would rank senior to the Series A Preferred Stock as to dividends or in liquidation, dissolution or winding up (whether voluntary or involuntary) without the prior written consent, voting as a single class, of at least two-thirds of the votes entitled to be cast thereon by the holders of the Series A Preferred Stock and any other outstanding series of Preferred Stock ranking equal to the Series A Preferred Stock as to dividends or in liquidation, dissolution or winding up (whether voluntary or involuntary) (including the Series A Preferred Stock).
Amendments or Waivers
So long as any shares of the Series A Preferred Stock are outstanding, the prior written consent of the holders of at least two-thirds of the votes entitled to be cast thereon by the holders of the Series A Preferred Stock, voting as a separate class, shall be required for any amendment, modification or waiver of the provisions of the Charter (including the terms of the Series A Preferred Stock) insofar as such amendment, modification or waiver amends, modifies or waives a provision in a manner prejudicial in any material respect to the holders of the Series A Preferred Stock; provided, however, that, if more than one series of Preferred Stock shall be outstanding and if such amendment, modification or waiver would be correspondingly prejudicial to the rights of the holders of other series of Preferred Stock, in lieu of the separate class vote of the Series A Preferred Stock, the prior written consent or vote of at least two-

thirds of the votes entitled to be cast thereon by the holders of all series of Preferred Stock so affected considered as a single class shall be required for such amendment, modification or waiver. For all purposes described in this paragraph, any increase in the amount of the authorized or issued Series A Preferred Stock or authorized Preferred Stock, or the creation and issuance, or an increase in the authorized or issued amount, of any other series of Preferred Stock ranking equal with or junior to the Series A Preferred Stock with respect to the payment of dividends (whether such dividends are cumulative or non-cumulative) or the distribution of assets upon any liquidation, dissolution or winding up of our affairs will not be deemed to materially and prejudicially affect the special rights, preferences, privileges or voting powers of the Series A Preferred Stock.
Elimination of Need for Formal Meetings
In accordance with Section 6.202 of the TXBOC, our Charter allows the taking of action without holding a meeting, providing notice, or taking a vote if stockholders having at least the minimum number of votes that would be necessary to take such action at a meeting at which the holders of all shares entitled to vote on the action were present and voted, sign a written consent or consents stating the action taken.
Transfer Agent, Registrar and Paying Agent
Equiniti Trust Company, doing business as EQ Shareholder Services, is currently the transfer agent, registrar and paying agent for the Series A Preferred Stock.
Book-Entry Only Issuance-The Depository Trust Company
DTC is currently the securities depository for the Series A Preferred Stock. The Series A Preferred Stock is represented by a global certificate registered in the name of Cede & Co., DTC’s nominee. The global certificate was deposited with the transfer agent as custodian for DTC. Ownership of beneficial interests in the global certificate is limited to institutions that have accounts with DTC or its participants or persons that may hold interests through participants.
DTC is a New York clearing corporation and a clearing agency registered under Section 17A of the Securities Exchange Act of 1934, as amended. DTC holds securities for its participants. DTC also facilitates the post-trade settlement of securities transactions among its participants through electronic computerized book-entry transfers and pledges in the participants’ accounts. This eliminates the need for physical movement of securities certificates. The participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Others who maintain a custodial relationship with a participant can use the DTC system. The rules that apply to DTC and those using its systems are on file with the SEC.
Purchases of the Series A Preferred Stock within the DTC system must be made through participants, who will receive a credit for the Series A Preferred Stock on DTC’s records. The beneficial ownership interest of each purchaser will be recorded on the appropriate participant’s records. Beneficial owners do not receive written confirmation from DTC of their purchases, but beneficial owners should receive written confirmations of the transactions, as well as periodic statements of their holdings, from the participants through whom they purchased Series A Preferred Stock. Transfers of ownership in the Series A Preferred Stock are to be accomplished by entries made on the books of the participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates for their Series A Preferred Stock, except if use of the book-entry system for the Series A Preferred Stock is discontinued.
To facilitate subsequent transfers, all shares of Series A Preferred Stock deposited by participants with DTC are registered in the name of DTC’s nominee, Cede & Co. The deposit of the Series A Preferred Stock with DTC and its registration in the name of Cede & Co. effects no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the Series A Preferred Stock. DTC’s records reflect only the identity of the participants to whose accounts such Series A Preferred Stock is credited. These participants may or may not be the beneficial owners. Participants are responsible for keeping account of their holdings on behalf of their customers.
Conveyance of notices and other communications by DTC to participants, and by participants to beneficial owners, will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. Beneficial owners of Series A Preferred Stock may wish to take certain steps to augment transmission to them of notices of significant events with respect to the Series A Preferred Stock. Beneficial owners of the Series A Preferred Stock may wish to ascertain that the nominee holding the Series A Preferred Stock has agreed to obtain and transmit notices to the beneficial owners.
Redemption notices will be sent to Cede & Co., as registered holder of the Series A Preferred Stock. If less than all of the shares of Series A Preferred Stock are being redeemed, DTC’s practice is to determine by lot the amount of interest of each participant in such Series A Preferred Stock to be redeemed.
Neither DTC nor Cede & Co. will itself consent or vote with respect to the Series A Preferred Stock, unless authorized by a participant in accordance with DTC’s procedures. Under its usual procedures, DTC would mail an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns the consenting or voting rights of Cede & Co. to those participants to whose accounts the Series A Preferred Stock is credited on the record date. We believe that these arrangements will enable the beneficial owners to exercise rights equivalent in substance to the rights that can be directly exercised by a registered holder of the Series A Preferred Stock.
Payments on the Series A Preferred Stock are and will be made to Cede & Co., or such other nominee as may be requested by DTC. DTC’s practice is to credit participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or our agent, on the payable date in accordance with their respective holdings shown on DTC’s records. Payments by participants to beneficial owners are and will be governed by standing instructions and customary practices. Payments are the responsibility of participants and not of DTC or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment to Cede & Co. (or such other nominee as may be requested by DTC) is our responsibility. Disbursement of payments to participants is the responsibility of DTC, and disbursement of payments to the beneficial owners is the responsibility of participants.
Other than in the circumstances described herein, a beneficial owner of a global share of Series A Preferred Stock will not be entitled to receive physical delivery of Series A Preferred Stock. Accordingly, each beneficial owner must rely on the procedures of DTC to exercise any rights under the Series A Preferred Stock.
DTC may discontinue providing its services as securities depositary with respect to the Series A Preferred Stock at any time by giving us reasonable notice. In the event no successor securities depositary is obtained, certificates for the Series A Preferred Stock will be printed and delivered. We may decide to replace DTC or any successor depositary. Additionally, subject to the procedures of DTC, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary) with respect to the Series A Preferred Stock. We understand, however, that under current industry practices, DTC would notify its participants of our decision, but will only withdraw beneficial interests from global shares of Series A Preferred Stock at the request of each participant. In that event, certificates for the Series A Preferred Stock will be printed and delivered.
The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be reliable, but we do not take any responsibility for the accuracy of this information.